Exhibit 2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT dated as of March 11, 2005.

BETWEEN:

CATHAY MERCHANT GROUP, INC., a Delaware corporation, having its office at 3604 Tower 1, Kerry Everbright City, 218 Tian Mu Road West, Shanghai, People’sRepublic of China 200070

(“Cathay Delaware”)

AND:

CATHAY MERCHANT GROUP (WYOMING), INC., a Wyoming corporation, having its office at 3604 Tower 1, Kerry Everbright City, 218 Tian Mu Road West, Shanghai, People’s Republic of China 200070

(“Cathay Wyoming”)

WHEREAS:

A.     Cathay Wyoming is the wholly-owned subsidiary of Cathay Delaware;

B.     The boards of directors of Cathay Delaware and Cathay Wyoming deem it advisable and in the best interests of their respective companies and shareholders that Cathay Delaware be merged with and into Cathay Wyoming, with Cathay Wyoming remaining as the surviving corporation under the name “Cathay Merchant Group, Inc.”;

C.     The board of directors of Cathay Delaware has approved the plan of merger embodied in this Agreement; and

D.     The board of directors of Cathay Wyoming has approved the plan of merger embodied in this Agreement;

THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto do hereby agree to merge on the terms and conditions herein provided, as follows:

1.     THE MERGER

1.1      The Merger

        Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), Cathay Delaware shall be merged with and into Cathay Wyoming in accordance with the applicable laws of the State of Delaware and the State of Wyoming (the “Merger”). The separate existence of Cathay Delaware shall cease, and Cathay Wyoming shall be the surviving corporation under the name “Cathay Merchant Group, Inc.” (the “Surviving Corporation”) and shall be governed by the laws of the State of Wyoming. Cathay Wyoming waives the notice requirement of section 705 of the Wyoming Business Corporations Act.

1.2      Effective Date

        The Merger shall become effective on the date and at the time (the “Effective Date”) that:

(a)	the Articles of Merger, in substantially the form annexed hereto as Appendix A, that the parties hereto intend to deliver to the Secretary of State of the State of Delaware, are accepted and declared effective by the Secretary of State of the State of Delaware;

(b)	the Certificate of Merger, in substantially the form annexed hereto as Appendix B, that the parties hereto intend to deliver to the Secretary of State of the State of Wyoming, are accepted and declared effective by the Secretary of State of the State of Wyoming; and

(c)	after satisfaction of the requirements of the laws of the State of Wyoming and the State of Delaware, as applicable.

1.3      Articles of Incorporation

        On the Effective Date, the Articles of Incorporation of Cathay Wyoming, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation except that Article 1 of the Articles of Incorporation of Cathay Wyoming, as the Surviving Corporation, shall be amended to state that the name of the corporation is “Cathay Merchant Group, Inc.”

1.4      Bylaws

        On the Effective Date, the Bylaws of Cathay Wyoming, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the bylaws of the Surviving Corporation.

1.5      Directors and Officers

        The directors and officers of Cathay Wyoming immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

2.      CONVERSION OF SHARES

2.1      Common Stock of Cathay Delaware

        Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock of Cathay Delaware, par value of $0.10 per share, outstanding immediately prior to the Effective Date shall be changed and converted into one fully paid and non-assessable share of the common stock of the Surviving Corporation, par value of $0.10 per share (the “Survivor Stock”).

2.2      Common Stock of Cathay Wyoming

        Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Cathay Wyoming outstanding immediately prior to the Effective Date shall be cancelled.

2.3      Exchange of Certificates

        Each person who becomes entitled to receive any Survivor Stock by virtue of the Merger shall be entitled to receive from the Surviving Corporation a certificate or certificates representing the number of Survivor Stock to which such person is entitled as provided herein.

3.      EFFECT OF THE MERGER

3.1      Rights, Privileges, etc.

        On the Effective Date of the Merger, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Cathay Delaware and Cathay Wyoming; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of Cathay Delaware and Cathay Wyoming on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed, title to any real estate, or any interest therein vested in Cathay Delaware or Cathay Wyoming, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of Cathay Delaware and Cathay Wyoming shall be preserved unimpaired, and all liens upon the property of Cathay Delaware or Cathay Wyoming shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

3.2      FURTHER ASSURANCES

        From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Cathay Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Cathay Delaware and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Cathay Delaware or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.      GENERAL

4.1      Abandonment

        Notwithstanding any approval of the Merger or this Agreement by the shareholders of Cathay Delaware or Cathay Wyoming or both, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by mutual written agreement of Cathay Delaware and Cathay Wyoming.

4.2      Amendment

        At any time prior to the Effective Date, this Agreement may be amended or modified in writing by the board of directors of either Cathay Delaware or Cathay Wyoming or both.

4.3      Governing Law

        This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wyoming.

4.4      Counterparts

        In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

4.5      Electronic Means

        Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereof.

        IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first written.

CATHAY MERCHANT GROUP, INC.

Per:	/s/ Michael J. Smith Authorized Signatory

CATHAY MERCHANT GROUP (WYOMING), INC.

Per:	/s/ Michael J. Smith Authorized Signatory

APPENDIX A

To the Agreement and Plan of Merger between
Cathay Delaware and Cathay Wyoming.

Articles of Merger

APPENDIX B

To the Agreement and Plan of Merger between
Cathay Delaware and Cathay Wyoming.

Certificate of Merger